Exhibit 99.1

Barnes Group Inc.

Corporate Office

Bristol, CT 06010

Tel: (860) 583-7070

Brian D. Koppy
Investor Relations
(860) 973-2126

Stephen J. McKelvey
Corporate Communications
(860) 973-2132

BARNES GROUP INC. COMPLETES ACQUISITION

OF HEINZ HÄNGGI AG, STANZTECHNIK

Bristol, Connecticut, May 17, 2006—Barnes Group Inc. (NYSE: B) today announced completion of its acquisition of Heinz Hänggi AG, Stanztechnik of Bettlach, Switzerland, a developer and manufacturer of high-precision punched and fine-blanked components. The purchase price of CHF 162 million was paid through a combination of CHF 122 million in cash and 814,338 shares of Barnes Group Inc. common stock. The equivalent U.S. dollar value of this transaction is approximately $137.3 million, based on an exchange rate of CHF 1.212/US dollar on May 16, 2006, made up of $100.7 million in cash and $36.6 million in Barnes Group Inc. common stock.

Heinz Hänggi AG offers innovative and custom-design solutions in the area of micro-punching, progressive die tooling and fine-blanking from prototypes to complete assemblies. Superior production technology provides value to the company’s customers by eliminating costly secondary operations. Its range of manufacturing solutions allows the company to serve diversified industries, including high-precision components for transportation suppliers, the power tools sector, the watch industry, consumer electronics, telecommunications, medical devices, and textile machinery sectors. A majority of the company’s sales are in Europe, and it is a significant global producer of orifice plates, used in fuel injectors.

Barnes Group Inc. (www.barnesgroupinc.com) is a diversified international manufacturer of precision metal components and assemblies and a distributor of industrial supplies, serving a wide range of markets and customers. Founded in 1857 and headquartered in Bristol, Connecticut, Barnes Group consists of three businesses with 2005 sales of $1.1 billion: Barnes Distribution, an international, full-service distributor of maintenance, repair, operating, and production supplies; Associated Spring, one of the world’s largest manufacturers of precision mechanical and nitrogen gas products and a global supplier of retaining rings, reed valves, shock discs, and injection-molded plastic components and assemblies; and Barnes Aerospace, a manufacturer and repairer of highly engineered assemblies and components of aircraft engines, airframes, and land-based industrial gas turbines. Over 6,000 dedicated employees at more than 60 locations worldwide contribute to Barnes Group Inc.’s success. The Company has paid cash dividends to stockholders on a continuous basis since 1934.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-

Barnes Group Inc. / 2

looking statements. The risks and uncertainties, which are described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; changes in raw material prices and availability; our dependence upon revenues and earnings from a small number of significant customers; uninsured claims; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

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